UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: (Date of Earliest Event Reported) April 6, 2017

C&J Energy Services, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38023	81-4808566
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3990 Rogerdale Rd.

Houston, Texas 77042

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (713) 325-6000

N/A

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Underwriting Agreement

On April 6, 2017, C&J Energy Services, Inc. (the “Company”) and GSO Capital Solutions Fund II (Luxembourg) S.a.r.l., one of the Company’s stockholders (the “Selling Stockholder”), entered into an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC, (together with the other underwriters named in Schedule I to the Underwriting Agreement, the “Underwriters”), relating to the offer and sale of the Company’s common stock, par value $0.01 per share (“Common Stock”). The Underwriting Agreement provides for the offer and sale (the “Offering”) of an aggregate of 8,050,000 shares of Common Stock, including 7,050,000 shares of Common Stock issued and sold by the Company, including 1,050,000 shares of Common Stock subject to the Underwriter’s option to purchase additional shares of Common Stock, and 1,000,000 shares of Common Stock sold by the Selling Stockholder (together, the “Shares”). On April 7, 2017, the Underwriters exercised in full their option to purchase additional shares of Common Stock from the Company. The Company expects the net proceeds to the Company from the Offering to be approximately $216.2 million, after deducting underwriting discounts and commissions and estimated fees and expenses. The Company intends to use the net proceeds to the Company from the Offering for general corporate purposes, including to fund the Company’s 2017 capital expenditure and growth initiatives. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholder.

The issuance and sale of the Shares has been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a shelf registration statement on Form S-3 (Registration No. 216515) filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 7, 2017 and declared effective by the Commission on March 20, 2017. Closing of the issuance and sale of the Shares is scheduled for April 12, 2017. A legal opinion relating to the validity of the Shares is filed herewith as Exhibit 5.1.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing, obligations of the parties and termination provisions. Additionally, the Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities. Furthermore, the Company, the directors and officers of the Company, and the Selling Stockholder have agreed with the Underwriters not to offer or sell any shares of their Common Stock (or securities convertible into or exchangeable for Common Stock) during the period ending on May 30, 2017, subject to limited exceptions, without the prior written consent of the Underwriters.

The Underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Company in the ordinary course of business for which they have received and would receive customary compensation. In addition, in the ordinary course of their various business activities, the Underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investments and securities activities may involve the Company’s securities and/or instruments.

The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to such Underwriting Agreement, a copy of which is filed herewith as Exhibit 1.1 and is incorporated herein by reference.

Upon completion of the Offering, the Company’s Stockholders Agreement with certain funds or accounts affiliated with and/or advised or managed by each of the Selling Stockholder, Solus Alternative Asset Management LP and BlueMountain Capital Management, LLC, dated as of January 6, 2017 and as amended on February 27, 2017, will terminate in accordance with it terms.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement, dated April 6, 2017, by and among C&J Energy Services, Inc., GSO Capital Solutions Fund II (Luxembourg) S.a.r.l., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC.

5.1	Opinion of Vinson & Elkins L.L.P.

23.1	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 11, 2017	C&J ENERGY SERVICES, INC.

	By:	/s/ Danielle Hunter
	Name:	Danielle Hunter
	Title:	Executive Vice President, General Counsel, Chief Risk and Compliance Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

1.1	Underwriting Agreement, dated April 6, 2017, by and among C&J Energy Services, Inc., GSO Capital Solutions Fund II (Luxembourg) S.a.r.l., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC.

5.1	Opinion of Vinson & Elkins L.L.P.

23.1	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

5